NORTHERN INSTITUTIONAL FUNDS

                                   FORM N-SAR

                               File No. 811-03605

                     Semi-Annual Period Ended May 31, 2006

Exhibit Index

EX-99.77Q1(e): Copies of any new or amended Registrant investment advisory contracts

Exhibits

EX-99.77Q1(e): Copies of any new or amended Registrant investment advisory contracts

                            FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of February 17, 2006 by NORTHERN TRUST INVESTMENTS, N.A. ("NTI").

            WHEREAS, Northern Institutional Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, NTI (the "Adviser") serves as the investment adviser to the Equity Index Portfolio of the Trust (the "Portfolio"), pursuant to an Investment Advisory Agreement dated March 31, 1998, as amended, and an Assumption Agreement by and between NTI, which was formerly named Northern Trust Quantitative Advisors, Inc., and The Northern Trust Company dated April 1, 1998 (together, the "Investment Advisory Agreement"); and

            WHEREAS, the Adviser has previously reduced permanently its contractual fee rates under the Investment Advisory Agreement for the Portfolio pursuant to a Fee Reduction Commitment made as of April 1, 2002; and

            WHEREAS, the Adviser desires to make a further permanent reduction of its contractual fee rates under the Investment Advisory Agreement for the Portfolio; and

            WHEREAS, the Adviser represents that the quality and quantity of its services under the Investment Advisory Agreement will not be affected by this commitment and that its obligations under the Investment Advisory Agreement will remain unchanged in all respects.

            NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

      Effective April 1, 2006, the Adviser reduces permanently its contractual fee rate under the Investment Advisory Agreement for the Portfolio as follows:

            For the services provided and the expenses assumed by the Adviser pursuant to the Investment Advisory Agreement, the Trust will pay to the Adviser, as full compensation therefor, a fee at the following annual rate of the Portfolio's average net assets, which fee will be computed based on the net assets of the Portfolio on each day and will be paid monthly:

                        PORTFOLIO                     ANNUAL FEE RATE
                        ---------                     ---------------

                  Eguity Index ........................... 0.10%

      Any future amendment to increase or otherwise reinstate the contractual fee rate under the Investment Advisory Agreement for the Portfolio as in effect prior to the date hereof must be approved by the shareholders of the affected Portfolio as and to the extent required by the 1940 Act.

      This Fee Reduction Commitment shall be attached to and made a part of the Investment Advisory Agreement.

      The Investment Advisory Agreement shall continue in full force and effect as modified hereby.

            IN WITNESS WHEREOF, the Adviser have caused this instrument to be executed by its officers designated below as of the day and year first above written.

                                             NORTHERN TRUST INVESTMENTS, N.A.

Attest: /s/ Diane Anderson                   By:  /s/ Eric Schweitzer
        -------------------------                 ------------------------------
                                                        (Authorized Officer)

ACCEPTED AND AGREED

NORTHERN INSTITUTIONAL FUNDS

By:     /s/ Lloyd A. Wennlund
        -------------------------
Title:  President
        -------------------------


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